GOLDMAN SACHS TRUST

                       Consent of Sole Shareholder of the
                       Goldman Sachs Large Cap Value Fund


The undersigned, being the sole shareholder of the Goldman Sachs Large Cap Value Fund (the "Fund"), a series of Goldman Sachs Trust, a Delaware business trust (the "Trust"), hereby consents to and takes the following action in writing in lieu of a meeting:

                  RESOLVED, that the form, terms and provisions of the Management Agreement between the Fund and Goldman Sachs Asset Management, dated April 30, 1997 as amended October 26, 1999, a copy of which has been presented to the undersigned, be, and hereby are, in all respects approved.

                  FURTHER RESOLVED, that the investment objective and fundamental investment restrictions of the Fund as set forth in the Trust's Prospectus and Statement of Additional Information dated November 30, 1999, be, and hereby are, approved.


Dated: December 15, 1999

                                        THE GOLDMAN SACHS GROUP, INC.


                                         By:________________________________

                                         Name:    David B. Ford
                                         Title:   Managing Director